SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2006

CORAUTUS GENETICS INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware	0-27264	33-0687976
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

75 Fifth Street, NW
Suite 700
Atlanta, Georgia 30308
(Address of principal executive offices, including zip code)

(404) 526-6200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

          On November 2, 2006, Corautus Genetics Inc. (“Corautus”) entered into separation agreements with each of Richard E. Otto, President and Chief Executive Officer, and Robert T. Atwood, Chief Financial Officer, Executive Vice President and Secretary.

          Additionally, on November 2, 2006, Corautus entered into a new employment agreement with its Vice President - Finance and Administration, Jack W. Callicutt.  The information set forth in Item 5.02 of this report with respect to the separation agreements and employment agreement is incorporated by reference into this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement

          On November 2, 2006, Corautus terminated its employment agreements with four of its named executive officers, Mr. Richard Otto, Mr. Robert Atwood, Dr. Yawen Chiang and Mr. Michael Steele, with the terminations to be effective on or before December 31, 2006.  The information set forth in Item 5.02 of this report with respect to the termination of such employment agreements is incorporated by reference into this Item 1.02.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

          On October 30, 2006, Richard E. Otto, President and Chief Executive Officer of Corautus, and Robert T. Atwood, Chief Financial Officer, Executive Vice President and Secretary of Corautus, agreed with the Company that each would cease serving as an officer and employee of Corautus effective December 31, 2006.  Separation agreements with each officer were executed on November 2, 2006.    The separation agreements terminate the employment agreements with each officer and provide each officer with his base salary for one year following the effective date of termination, paid on a lump sum basis.  Additionally, the unvested options to purchase Corautus common stock that each officer currently holds will become immediately vested upon termination of employment and all options will remain exercisable for the remaining option term, which in the case of each grant was ten years from the date of the grant.  Each of Mr. Otto and Mr. Atwood will surrender his right to receive the retention bonus payable on January 31, 2007 under the terms of their respective employment agreements. Mssrs. Otto and Atwood will remain on the Corautus Board of Directors and will serve as part-time consultants to Corautus.

          Additionally, the Board of Directors announced the appointment of Jack W. Callicutt, current Vice President- Finance and Administration and Chief Accounting Officer, to the position of Senior Vice President, Chief Financial Officer and Secretary, effective January 1, 2007. Mr. Callicutt and Corautus have entered into a new employment agreement evidencing this promotion.  Pursuant to the agreement, Mr. Callicutt’s annual salary will be $210,000, and he will be entitled to retention and performance bonuses. Mr. Callicutt has served as a Vice President of Corautus for three years.  Prior to such time, Mr. Callicutt was a senior audit manager with Deloitte.

          In connection with the reorganization of Corautus as discussed in Item 8.01 below, Corautus has provided notice of termination of employment to Yawen Chiang, Senior Vice President - Clinical and Regulatory, and Michael Steele, Vice President - Business Development.  Such terminations will be effective November 15, 2006 for Mr. Steele and December 31, 2006 for Dr. Chiang.  The Board of Directors authorized Corautus to enter into separation agreements with these officers, which terminate their current employment agreements with Corautus and provide each officer with his or her base salary for one year following the effective date of employment termination, paid on a lump sum basis.  These officers will surrender their right to receive the retention bonus payable on March 31, 2007 under the terms of their respective employment agreements.  Corautus expects to enter into a part-time consulting agreement with Dr. Chiang effective as of January 1, 2007.

Item 8.01	Other Events.

          On October 30, 2006, the Board of Directors of Corautus determined that it was in the best interests of the company at this time to plan to not conduct further clinical trials for VEGF-2 for the treatment of cardiovascular and peripheral vascular disease and is redirecting its focus to other life sciences opportunities.  Corautus plans to immediately reduce its cash spending and is identifying life sciences technologies to acquire or in-license, or other life sciences opportunities.  A copy of a press release announcing these items is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release dated November 3, 2006

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORAUTUS GENETICS INC.
(Registrant)

Date: November 3, 2006	/s/ Jack W. Callicutt

Jack W. Callicutt
Vice President- Finance and Administration and Chief Accounting Officer

Exhibit No.	Description

99.1	Press Release dated November 3, 2006